             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549


                      ________________


                          FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934





Date  of Report (Date of earliest event
reported) August  4, 2000


              DEAN WITTER REALTY YIELD PLUS,
L.P.
    (Exact name of registrant as specified in its
                      charter)


           Delaware                    0-18148
13-
3426531
(State or other jurisdiction       Commission
     (I.R.S. Employer of  incorporation)
     File Number)    Identification
No.)


  Two World Trade Center, New York, New York
   10048 (Address of principal executive offices)
   (Zip Code)


Registrant's telephone number, including area code(212) 392-2974


         (Former  name  or former address, if
changed  since last report)

Item 5.   Other Events

GCGA,  LP  ("GCGA"),  the partnership  which  owns
the  One Congress Street property, has entered into
an agreement with
an  unaffiliated third party to sell the
property for $118.5 million.   Consummation of
the sale is subject to customary closing costs and conditions, including final due diligence by the buyer.

The Partnership owns 58% of the general
partnership interest in  GCGA.  If the sale is
consummated in accordance with the agreement
and without modification of the sale  price,
the Partnership's share of the net proceeds of
the sale would be approximately         $42.5
million after satisfaction  of  GCGA's
first mortgage loan payable. Accordingly, if the sale is consummated in accordance with the agreement and without modification of the sale price, the Partnership would expect to distribute net sale proceeds of approximately
$4.77 per investment Unit to Limited Partners, of which approximately $0.17 per investment
Unit is expected  to  be  distributed
approximately six months after closing of the sale.
There can be no assurance that the sale
contemplated by the agreement will be consummated and that, if the sale is consummated, the final sale price would not be less than $118.5 million.

                   SIGNATURES


Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            DEAN WITTER REALTY
YIELD PLUS, L.P.
                         By:    Dean Witter
Realty Yield Plus,                   Inc.
                            Managing General
Partner




Date:                    August 4,  2000     By:
/s/
Raymond E. Koch
                            Raymond E. Koch
                            Principal Accounting
Officer